Exhibit 10.4

THIRD AMENDMENT TO PURCHASE AGREEMENT

THIRD AMENDMENT TO PURCHASE AGREEMENT dated as of the 13th day of July, 2007 (the “Amendment”), by and between MOBILEPRO CORP., a Delaware corporation having a place of business and mailing address of 6701 Democracy Boulevard, Suite 202, Bethesda, Maryland 20817 (the “Seller”) and UNITED SYSTEMS ACCESS, INC., a Delaware corporation d/b/a U.S.A. Telephone having a place of business and mailing address of 5 Bragdon Lane, Kennebunk, Maine 04043 (the “Buyer”).

1.	Reference to Purchase Agreement; Background.

Reference is made to the Purchase Agreement dated as of June 29, 2007, by and between Seller and Buyer, as amended to date (as so amended, the “Purchase Agreement”). Capitalized terms used herein without definitions shall have the meanings assigned to them in the Purchase Agreement, as those meanings may be amended hereby.

Seller and Buyer desire to amend the Purchase Agreement to, among other matters, (i) amend the indemnification obligations of Seller to specifically include certain claims as indemnifiable claims and (ii) provide that all Adverse Consequences sustained or incurred by Buyer arising from certain liens and claims shall be indemnifiable by Seller from dollar one with no time limit whatsoever.

2.	Amendments to Purchase Agreement.

(a) Section 10.1(a) of the Purchase Agreement is hereby amended by adding the following as subsection (vii) thereto:

“(vii) Any and all claims, actions, suits, proceedings, and demands brought against Buyer and/or the Target Corporations by Thomas E. Mazerski and Deborah Mazerski (collectively, the “Mazerski Claims”).”

(b) Section 10.3 of the Purchase Agreement is hereby amended by adding the following as subsection (d) thereto:

“(d) Notwithstanding Section 10.3(a) to the contrary, the Seller shall assume the defense of all Mazerski Claims and shall bear and be solely responsible for all costs and expenses in connection therewith, and shall have the right to assert any claims, including counterclaims, against Thomas E. Mazerski and/or Deborah Mazerski in connection with the employment of Thomas E. Mazerski and/or Deborah Mazerski at CloseCall during the period of time that CloseCall was a subsidiary of the Seller, and shall bear and be solely responsible for all costs and expenses in connection therewith. In the event that the Seller recovers for itself, the Buyer or any applicable Target Corporation on any claims or counterclaims against Thomas E. Mazerski and/or Deborah Mazerski, the Seller shall keep the proceeds of such recovery and from such amounts shall reimburse the Buyer out of the proceeds of such recovery, from dollar one, for Buyer’s reasonable legal and other expenses and court costs associated with participating in the litigation of the Mazerski Claims or claims brought by the Seller against Thomas E. Mazerski and/or Deborah Mazerski.

(c) Section 10.6 of the Purchase Agreement is hereby amended by deleting the same in its entirety and substituting therefore the following:

“10.6.Limits On Indemnification.

(a) Subject to Section 10.6(b) hereof, no amount shall be payable by any Indemnifying Party pursuant to this Agreement, unless the aggregate amount of Adverse Consequences subject to indemnification under Section 10.1 or 10.2 above, as the case may be, exceeds One Hundred Thousand and 00/100 Dollars ($100,000), at which point the Indemnified Party shall be entitled to all indemnification amounts accrued up to such threshold. Notwithstanding anything to the contrary in this Agreement, the maximum amount of indemnifiable Adverse Consequences which may be recovered by Buyer from Seller under this Article 10 shall be an amount equal to Eight Million One Hundred Thousand and 00/100 Dollars ($8,100,000).

(b) Notwithstanding the first part of this Section 10.6 above or any other provision of this Agreement to the contrary, the Seller shall indemnify and hold the Buyer and each of the Target Corporations, their officers, directors, employees, agents, affiliates, successors and assigns harmless from and with respect to any and all Adverse Consequences any Target Corporation or Buyer, or their respective successors and assigns, may sustain or incur, from dollar one, without any time limit whatsoever, related to or arising directly or indirectly out of (i) two Federal tax liens filed with the State of Texas Secretary of State against Inter Net Express Inc. on June 26, 1995 and September 8, 1995 as Instrument Nos. 9500126607 and 9500176387, respectively; and (ii) the Mazerski Claims.

3.	Miscellaneous.

(a) This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument. The terms and provisions of the Purchase Agreement and all other documents arising therefrom, related thereto, and executed in connection therewith, including, without limitation, the Related Agreements, as modified hereby, are hereby ratified and affirmed in all respects, continue in full force and effect and are made applicable to this Amendment. The Purchase Agreement and this Amendment shall be read and construed as a single agreement. All references to the Purchase Agreement in any documents arising therefrom, related thereto, and executed in connection therewith, including, without limitation, the Related Agreements, shall hereafter mean and refer to the Purchase Agreement, as amended hereby.

(c) This Amendment shall be governed by and construed in accordance with the laws of the State of Maine and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(d) Each party hereto hereby represents and warrants that this Amendment has been executed and delivered by duly authorized officers of each party and acknowledges and agrees that it will execute and deliver such additional amendments, agreements and documents as the other party may reasonably require to confirm the foregoing.

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IN WITNESS WHEREOF, the parties hereto have duly caused this Amendment to be executed as of the day and year first above written.

WITNESS:	BUYER

UNITED SYSTEMS ACCESS, INC.

	By:	/s/ L. William Fogg
L. William Fogg, Chief Executive Officer

SELLER

MOBILEPRO CORP.

By:	/s/ Jay O. Wright
Jay O. Wright, Chairman and CEO